Project Refresh

Discussion Materials

February 21, 2010

Greenhill

Disclaimer

The accompanying material was compiled on a confidential basis by Greenhill & Co., LLC ("Greenhill") for use solely by the Affiliated Transaction Committee of the Board of Directors of Crystal in evaluating the proposed transaction described herein. This material is not intended to provide the sole basis for evaluating the transaction, does not purport to contain all information that may be required and should not be considered a recommendation with respect to the transaction. This material was prepared for a specific use by specific persons and was not prepared with a view to public disclosure or to conform with any disclosure standards under securities laws or otherwise. Nothing contained in the accompanying material is, or shall be relied upon as, a promise or representation as to the past, the present or the future. Greenhill does not undertake any obligation to update or revise the accompanying material.

It should be understood that the analyses, estimates and/or projections contained in the accompanying materials were prepared or derived from information publicly available or otherwise supplied by Crystal or Cobalt, and Greenhill has assumed, without any independent verification thereof, the accuracy and completeness of such information. Greenhill does not assume any liability or responsibility therefor. Accordingly, neither Greenhill nor any of its officers, directors, employees, affiliates, advisors, agents or representatives warrants the accuracy or completeness of any such information, including, without limitation, the accuracy or achievability of any such estimates and/or projections. Actual results may vary from such estimates or projections and such variations may be material. The accompanying material does not constitute tax, accounting, legal or regulatory advice. This material must not be copied, reproduced, distributed or passed to others at any time without the prior written consent of Greenhill.

Table of Contents

Situation Overview

Greenhill understands that Crystal and Cobalt have negotiated terms for a potential Transaction

Pursuant to the terms of the Transaction, non-Cobalt Crystal shareholders would receive shares of NewCo common stock, representing an interest in Crystal's current European operations and Cobalt Nordic, plus cash consideration of $10 per share

- Greenhill understands that Crystal and Cobalt have negotiated terms for a potential separation and sale transaction (the "Transaction")
  - Structured as a reverse split-off of Crystal's European operations into a new entity ("NewCo"), with Cobalt retaining the corporate entity holding Crystal's North American operations
  - Cobalt would acquire Crystal's North American operations in exchange for 100% of Cobalt's current ownership interest in Crystal (an approximate 34% stake) and the assumption by Cobalt of certain debt, pension and other liabilities of Crystal, and simultaneously sell its Nordic operations ("Cobalt Nordic") to NewCo for $820 million in cash
- Pursuant to the Transaction, shares of common stock of Crystal held by non-Cobalt shareholders would be exchanged for share] of NewCo plus cash consideration of $10 per share (the "Consideration")
- Immediately following the Transaction, non-Cobalt shareholders of Crystal would own 100% of NewCo
  - NewCo to borrow up to 3.0x LTM EBITDA to fund its acquisition of Cobalt's Nordic business, the cash consideration to NewCo shareholders and a share repurchase program
  - Cobalt would agree to enter into discussions to give NewCo the right to buy Cobalt's German bottling operations from Cobalt within an 18-36 month period at fair value
  - NewCo would receive an acknowledgment by Cobalt that NewCo would be a key strategic bottling partner going forward (10 + 10 year bottling agreement with incidence-based pricing terms)
  - NewCo would be listed on the New York Stock Exchange under Crystal's current ticker symbol

Scope of Analyses

Overview

- Greenhill has been asked by the Affiliated Transaction Committee to provide its views with respect to the Transaction, including the fairness of the Consideration to be received by non-Cobalt shareholders of Crystal
- Greenhill has reviewed the Consideration relative to Crystal's standalone plan
  - Greenhill conducted financial analyses based on:
    - Crystal's standalone operating plan
    - The theoretical possibility of a sale transaction involving the company as a whole
  - Transaction with Cobalt
    - Performed financial analyses of the Consideration offered to Crystal shareholders other than Cobalt in connection with the Transaction

Table of Contents

Analytical Approach

Standalone

Greenhill has analyzed Crystal's standalone plan based on financial projections provided by Crystal management (the "Management Plan")

- Greenhill has used a number of methodologies to derive per share equity reference ranges for Crystal on a standalone basis
  - Current and Historical Trading Levels
    - Greenhill analyzed historical and current trends in the public market valuation of Crystal
  - Selected Company Analysis
    - Greenhill applied market multiples of selected companies to derive implied per share equity reference ranges for Crystal
  - Discounted Cash Flow Analysis
    - Greenhill reviewed the present value of the projected unlevered cash flows to derive a per share equity reference range for Crystal based on the Management Plan
  - Discounted Equity Analysis
    - Using the Management Plan, Greenhill analyzed the present value of illustrative future per share equity values for Crystal
- Greenhill also has reviewed methodologies to derive per share equity reference ranges for Crystal based on a potential theoretical sale of the entire company
  - Analyzed multiples paid in selected transactions involving companies with operations similar to those of Crystal
  - Reviewed premia to market values paid in a broad set of prior transactions involving public companies

Summary of Financial Analyses

Implied Per Share Equity Reference Ranges


Current Price as of 2/17/10: $19.52
Standalone
Change of Control
52-Week Trading Range
$9.70
$21.98
Analyst Price Target Range
$21.00
$27.00
Selected Companies
$18.00
$24.75
Discounted Cash Flow
$25.75
$32.25
Premiums Paid
$23.50
$28.75
Selected Transactions
$24.50
$29.50
Key:
PBG Agreement
PAS Agreement

	$5	$10	$15	$20	$25	$30	$35	$40
Implied Premium / (Discount)	*(74.4%)*	*(48.8%)*	*(23.2%)*	*2.5%*	*28.1%*	*53.7%*	*79.3%*	*104.9%*
Implied 2010E EV/EBITDA (IBES)	*4.0x*	*4.9x*	*5.8x*	*6.8x*	*7.7x*	*8.6x*	*9.6x*	*10.5x*
Implied 2010E EV/EBITDA (Management)	*3.9x*	*4.8x*	*5.7x*	*6.6x*	*7.5x*	*8.4x*	*9.3x*	*10.3x*
Implied 2010E P/E (IBES)	*2.8x*	*5.7x*	*8.5x*	*11.3x*	*14.2x*	*17.0x*	*19.8x*	*22.7x*
Implied 2010E P/E (Management)	*2.8x*	*5.7x*	*8.5x*	*11.3x*	*14.2x*	*17.0x*	*19.9x*	*22.7x*

Source: Management Plan, company filings, FactSet, Capital IQ, Bloomberg, Mergermarket

Notes: Current Crystal capital structure based on net debt and minority interest of $8,326 million, comprising $8,777 million of debt, $582 million of unfunded pensions, cash of $1,056 million and minority interest of $23 million at 12/31/09 per Crystal management. Per Management Plan, assumes fully-diluted shares outstanding of 509.9 million based on treasury method at price level as of 2/17/10. Discounted cash flow range assumes a terminal EBITDA multiple range of 7.0x-8.0x, a discount rate range of 6.5%-7.5% and a 30% tax rate

Potential Risks to the Management Plan

Overview

Based on discussions with Crystal management, Greenhill has identified a number of execution risks to the Management Plan that could affect the company's ability to realize future values

Potential Downside Risks

- Potential Operational Challenges
  - Continued softness in the North American market
  - Inability to maintain growth in European territories
  - Increased commodity prices
  - Ability to fully capture cost savings opportunities with Cobalt as standalone entities
- Competitive Dynamics
  - Recent Pepsi consolidation could put additional pressure on Red system performance
    - Coordinated Pepsi system routes to market with consistent customer interfaces (consolidated entity represents 80% of Pepsi system U.S. total beverage volumes)
    - High cost savings opportunities may lead to potential pricing pressure
      - Pepsi increased synergy estimates to $400 million, with $125 million to $150 million expected to be achieved in 2010
- External Factors
  - Increased societal focus on health and wellness could affect demand going forward
  - Potential for taxes on sugared soft drinks

Discounted Equity Analysis

Per Share Equity Reference Ranges Implied by the Management Plan

A discounted equity analysis based on the Management Plan indicates an increase in potential stock price would depend almost entirely on P/E multiple expansion

Discounted Future Stock Price (1)



+ 1.0x: 12.1x
Current 2010E P/E (2): 11.1x
- 1.0x: 10.1x
Current Price as of 2/17/10: $19.52
Stock Price ($)
$24.00
$22.00
$20.00
$18.00
$16.00
$22.14
$18.48
$22.65
$18.91
$22.40
$18.70
$22.12
$18.46
$21.55
$17.98
EPS: $1.83
P/E: 10.1x-12.1x
EPS: $2.05
P/E: 10.1x-12.1x
EPS: $2.22
P/E: 10.1x-12.1x
EPS: $2.40
P/E: 10.1x-12.1x
EPS: $2.56
P/E: 10.1x-12.1x
2010E
2011E
2012E
2013E
2014E

Projected Future Stock Price (3)

Year	10.1x P/E	11.1x P/E	12.1x P/E
2010	$18.48	$20.31	$22.14
2011	$20.71	$22.76	$24.81
2012	$22.42	$24.64	$26.86
2013	$24.24	$26.64	$29.04
2014	$25.86	$28.42	$30.98

Source: Management Plan, FactSet
Notes: 2010 – 2014 EPS projections based on Management Plan; future stock price calculated at 2/17 of respective year using EPS estimates per Management Plan and current 2010E P/E multiple
(1) Discounted to 2/17/10; discounted future stock price based on forward year earnings, discounted at 9.5% cost of equity
(2) Current 2010E P/E based on market value of equity as of 2/17/10 and IBES 2010E consensus estimates
(3) Represents nominal prices

Table of Contents

Transaction Considerations

Overview

Greenhill has performed financial analyses of the Consideration to be received by non-Cobalt Crystal shareholders in a Transaction

- Greenhill reviewed the anticipated size, strategic position, growth, profitability and capital structure of NewCo post-transaction relative to its peers
  - Analyzed the potential future trading levels of NewCo based on its expected operating and trading performance relative to selected publicly traded European peers
  - Reviewed the potential risks associated with NewCo as a standalone entity, including the domicile of NewCo relative to the location of its operations, which could introduce certain challenges from an equity markets perspective
    - Reviewed the performance of companies listed in different jurisdictions than that in which most of the company's operations reside
- Greenhill also analyzed pro forma capital structure considerations relative to NewCo, including expected leverage levels following the payment of cash consideration to NewCo shareholders
  - Cash consideration helps provide liquidity and "de-risk" the potential transaction

Note: NewCo projections per Crystal management

Regional Trading Analysis

Relative Trading Analysis – NTM EV/EBITDA by Region

European bottlers have historically traded in-line with U.S. bottlers over time

NTM EV/EBITDA


10x
9x
8x
7x
6x
5x
4x
3x
PepsiCo Announces Offers
PepsiCo Transactions Signed
8.1
7.5x
6.0x
5.9x
Feb-07
Jun-07
Oct-07
Feb-08
Jun-08
Oct-08
Feb-09
Jun-09
Oct-09
Feb-10
Asia Pacific Bottlers
Europe Bottlers
Latin America Bottlers
US Bottlers

Source: FactSet
Note: Asia Pacific Bottlers index includes Coca-Cola Amatil, Coca-Cola West, Lotte Chilsung Beverage and Pepsi-Cola Products Philippines. Europe Bottlers index includes Coca-Cola Hellenic, Britvic and AG Barr. Latin America Bottlers index includes Embotelladoras Arca, Embotelladoras Andina, Coca-Cola FEMSA and Grupo Continental. U.S. Bottlers index includes Pepsi Bottling Group, Pepsi Americas and Crystal

Selected Company Analysis

Selected European Bottlers

($ in millions)	Pro Forma NewCo	BRITVIC	Hellenic	BARR
Headquarters		Chelmsford, United Kingdom	Athens, Greece	Cumbernauld, United Kingdom
Market Cap	$7,492[1]	$1,437	$7,995	$486
Enterprise Value	$9,705[1]	$2,215	$11,097	$541
Territories	• Western Europe (U.K., France, Netherlands, Belgium) and the Nordic region	• UK, Ireland and Northern Europe (Netherlands, Denmark, Sweden and Finland)	• Operates in 28 countries in Eastern and Central Europe, Russia and Africa	• Predominantly in the UK; exports to certain Continental Europe countries
Description	• Crystal Europe's profits are geographically diversified, with 49% of profits derived from Great Britain and 51% from Continental Europe • Product portfolio profit principally based on sales of CSDs (60% regular sparkling, 31% low cal sparkling, 9% still) • Expanding presence in water (Abbey Well acquisition) and energy drinks (Monster) • Cobalt Nordic includes Norway and Sweden operations, which realized $99 million of EBITDA in 2009 on $741 million of sales	• Second largest player in Great Britain with ~20% share of the soft drinks market • Pepsi relationship until 2023 in Great Britain and 2015 in Ireland gives exclusive rights to distribute the Pepsi and 7UP brands and access to all new carbonated drinks developed by Pepsi in Great Britain and Ireland • Brands include Pepsi, 7-Up, Ame, Britvic, Britvic 55, J20, Drench, Gatorade, Idris, Pennine Spring, Purdey's, Really Wild Drinks, Red Devil, Robinsons, Fruit Shoot, R Whites, Shandy Bass, Tango, Lime Grove and Be Natural	• Produces, distributes, and sells non-alcoholic beverages • 95% of product volume from Coca-Cola products (41% Coca- Cola Trademark, 54% other Coca-Cola products) • Kar-Tess Group has a 30% stake	• Manufactures, sells and distributes carbonated soft drinks and juice drinks in the United Kingdom and internationally • AG Barr operates a hybrid business model of brand ownership as a bottler and distributor for third parties, but generates over 90% of revenue from owned brands • Major brands include Barr, D'N'B, Findlays, IRN-BRU, KA, Orangina, Rubicon, Simply Citrus, St, Clements, Strathmore, TAUT, Tizer, Vitsmart. A.G. Barr also distributes Rockstar energy drinks
Financial Information	**2010E Sales[2]: $8,073** **2010E EBITDA[2]: $1,294**	**2010E Sales: $1,630** **2010E EBITDA: $271** **Discount to 52-week High: (4.8%)** **2010E EV/EBITDA: 8.2x**	**2010E Sales: $9,267** **2010E EBITDA: $1,483** **Discount to 52-week High: (15.1%)** **2010E EV/EBITDA: 7.5x**	**2010E Sales: $325** **2010E EBITDA: $60** **Discount to 52-week High: (14.8%)** **2010E EV/EBITDA : 9.0x**

Source: Company filings and websites, FactSet, Capital IQ, Equity research
Notes: Pricing and exchange rates as of 2/17/10. Operating figures calendarized to 12/31. Pensions treated as debt in enterprise value calculations
(1) Pro forma NewCo enterprise value based on 7.5x 2010E EBITDA. 2010E EBITDA of $1,294 million and $2,213 million of net debt, comprising $3,413 million of debt and cash of $1,200 million at 12/31/09 per Crystal management
(2) NewCo operating statistics per Crystal management

Relative Operating Performance

NewCo Expected Performance Relative to European Bottler Peers

Based on the NewCo financial projections over the next two years, NewCo would have a more robust operating profile than analysts expect from A.G. Barr, Britvic or Hellenic

However, less comparable "European" bottlers, like Coca-Cola Icecek, which focus on higher growth geographies in eastern Europe and Eurasia, are projected to have higher growth rates than NewCo (e.g., Coca-Cola Icecek has a ~15% average growth rate)

Two-Year Average Forward Sales Growth Rate (2010 – 2011)


10.0%
9.0%
8.0%
7.0%
6.0%
5.0%
4.0%
3.0%
2.0%
1.0%
8.9%
4.7%
4.6%
4.3%
4.0%
3.0%
1.8%
NewCo (1)
Coca-Cola Hellenic
AG Barr
Britvic
Consolidated Crystal (Mgmt)
Consolidated Crystal (IBES)
Crystal North America (Mgmt) (2)

EBITDA Margins


20.0%
18.0%
16.0%
14.0%
12.0%
10.0%
8.0%
2009
2010
18.4% 18.5%
16.1% 16.0%
15.5% 16.0%
15.0% 16.6%
12.2% 12.3%
12.0% 12.5%
9.9% 10.4%
AG Barr
NewCo (1)
Coca-Cola Hellenic
Britvic
Consolidated Crystal (IBES)
Consolidated Crystal (Mgmt)
Crystal North America (Mgmt) (2)

Source: Capital IQ, FactSet, company filings, Management Plan, Cobalt management
Notes: Projected growth rates and margins based on IBES consensus unless otherwise noted
(1) NewCo operating statistics per Crystal management
(2) Crystal North America operating statistics per Crystal management

European Trading Analysis

Selected Companies Analysis – Trading Statistics of Selected Peers

NewCo's selected European bottler peers trade in a relatively narrow band on an EV/EBITDA basis and at a premium to Crystal's current valuation

Historical NTM EV/EBITDA Multiples

	3 Yr Avg	1 Yr Avg
Hellenic	7.9x	7.0x
Britvic	7.0x	7.1x
A.G. Barr	7.9x	8.5x
Crystal	7.1x	6.6x

Relative Share Price Performance


200%
150%
100%
50%
Feb-07
Sep-07
Apr-08
Dec-08
Jul-09
Feb-10
Crystal
Coca-Cola Hellenic
Britvic
A.G. Barr

EV/EBITDA Multiples


10.0x
9.5x
9.0x
8.5x
8.0x
7.5x
7.0x
6.5x
6.0x
9.6x
9.0x
9.5x
8.2x
8.0x
7.5x
6.9x
6.7x
AG Barr
Britvic
Coca-Cola Hellenic
Consolidated Crystal (IBES)
2009
2010

P/E Multiples


16.0x
15.0x
14.0x
13.0x
12.0x
11.0x
10.0x
9.0x
8.0x
14.5x
13.6x
12.7x
11.5x
11.7x
10.6x
11.1x
10.0x
AG Barr
Coca-Cola Hellenic
Britvic
Consolidated Crystal (IBES)
2010
2011

Source: Capital IQ, FactSet, company filings
Note: Market data as of 2/17/10. Operating statistics based on IBES consensus

Summary View with Respect to NewCo's Domicile

While maintaining a domicile and primary listing that is in a different jurisdiction than the issuer's core operations is not a common corporate structure, a number of precedents exist for the arrangement contemplated by NewCo

Based on Greenhill's analysis of these selected companies, we have found no evidence of systematic adverse affects to the relative valuation of such companies

- As a result of the potential transaction, non-Cobalt Crystal shareholders would retain an interest in Crystal's current European operations, which would be combined with Cobalt Nordic to form NewCo
- NewCo is expected to maintain a U.S. domicile. The NewCo entity would maintain primary listing in the U.S. and would likely list secondarily in Europe (e.g., LSE or Euronext)
  - The dual listing would allow for ease in accessing non-U.S. investors
- Being domiciled and primarily listed in a jurisdiction that is different than the location of NewCo's core operations is relatively unusual compared to other public companies, which are generally domiciled and listed in the same jurisdiction where a majority of operations exist
- Greenhill has identified a number of U.S. and U.K.-listed companies that are domiciled in a jurisdiction other than the jurisdiction where the company conducts the majority of its business
- We attempted to determine whether the market ascribes a discount valuation given the potential complexity related with the corporate structure
- While every company represents a specific set of facts and circumstances from which drawing broad generalizations is difficult, based on our review, we found no evidence of a broadly applied discount to the shares of the selected companies
  - The legislative parameters around the operations of such companies are subject to change, however, particularly with respect to political movements that could result in tax law changes

Summary Comparison

NewCo vs. Selected European Bottler Peers

An analysis of NewCo's operating profile relative to those of key peers is helpful in assessing the applicability of such peers' multiples

Based on our review of NewCo's anticipated operating profile relative to its peers, and potential issues relating to its domicile, Greenhill believes that the company would trade at 7.0x to 8.0x 2010E EBITDA

- A summary comparison of the operating profile of NewCo relative to selected European companies, Britvic and Hellenic, highlights a number of key distinctions

($ in millions)

Scale	Hellenic	NewCo	Britvic
Enterprise Value	$11,097	$9,705	$2,215
2010E Sales	$9,267	$8,073	$1,630

Growth	NewCo	Hellenic	Britvic
Projected Growth Rates (1)	8.9%	4.7%	4.3%
Emerging Markets Exposure	Western Europe, Nordic Potential for additional red-system territories	Eastern / Central Europe, Russia, Africa (Accounts for 60% of EBIT)	UK, Ireland, Northern Europe

Profitability	NewCo	Britvic	Hellenic
Projected EBITDA Margins (2)	16.1%	15.8%	15.8%

- Based solely on its forecasted operating profile relative to its peers, Greenhill believes that NewCo could trade at a premium to Britvic and Hellenic
  - Despite a similar current geographic focus, NewCo would have greater scale and projected growth rates than Britvic, with a similar margin profile
  - Hellenic's scale and emerging market focus could result in a premium valuation to NewCo and Britvic going forward, but NewCo's projected near-term growth rate and profitability would help narrow such a gap
- Based on potential risks associated with NewCo's domicile, however, the company could potentially trade more closely to Britvic

Source: Capital IQ, FactSet, Management Plan, Cobalt management

Notes: NewCo operating statistics per Crystal Management. NewCo pro forma enterprise value based on 7.5x 2010E EBITDA. 2010E EBITDA of $1,294 million and $2,213 million of net debt, comprising $3,413 million of debt and cash of $1,200 million at 12/31/09 per Crystal management. AG Barr excluded from summary comparison

(1) Two-year average forward sales growth rate based on IBES consensus and, in the case of NewCo, per Crystal management

(2) Average of 2009 and 2010 based on IBES consensus and, in the case of NewCo, per Crystal management

Implied Per Share Equity Reference Range

Analysis of Consideration Levels

The implied per share equity reference range for the Consideration in the Transaction is $29.27 - $32.91, representing a 50% - 69% premium to current market price for Crystal's shares

	7.0x 2010E NewCo EBITDA	8.0x 2010E NewCo EBITDA
Enterprise Value	$9,058	$10,352
Less: Net Debt (1)	(2,213)	(2,213)
Equity Value	$6,845	$8,139
Shares Outstanding (mm) (2)	355.3	355.3
Trading Value per Share	$19.27	$22.91
Plus: Cash Consideration	$10.00	$10.00
Implied Value per Share	**$29.27**	**$32.91**
Premium to Current	*49.9%*	*68.6%*
Premium to 30-day Average	*42.0%*	*59.7%*
Premium to 1-year Average	*62.0%*	*82.1%*
Premium to 52-week High	*33.1%*	*49.7%*

Pro Forma Capital Structure Analysis (3)


Total Debt / 2009 EBITDA
4.0x
3.5x
3.0x
2.5x
2.0x
1.5x
1.0x
0.5x
0.0x
3.6x
2.9x
2.4x
BRITVIC
NewCo
Hellenic

Source: Management Plan and Cobalt management

Notes: (1) NewCo capital structure based on net debt of $2,213 million, comprising $3,413 million of debt and cash of $1,200 million at 12/31/09 per Crystal management. Net debt figure includes proceeds sufficient to pay a $10.00 per share cash consideration, fund a $820 million acquisition of Cobalt Nordic, fund a $1,150 million share repurchase and includes a $300 million minimum cash balance

(2) Share count shown on a fully-diluted basis

(3) Total debt for peers includes pension liabilities. EBITDA calendarized to 12/31

Table of Contents

Assessment of Strategic Opportunities

Limited Ability to Pursue Strategic Alternatives

	Overview of Strategic Option	Considerations	Conclusions
Diversify Business Portfolio	*Seek to add additional, non-Cobalt beverage brands or diversify into distribution or vending services*	▪ Beverages generally subject to Cobalt consent ▪ Diversification into other products / services could create complications with Cobalt	▪ **Limited opportunities of material scale**
Acquire Regional Bottlers	*Seek growth by acquiring and consolidating smaller regional bottlers*	▪ Dominant U.S. Red system position limits scale benefits of acquiring regional bottlers ▪ Without complete consolidation, continued route-to-market issues	▪ **Few remaining independent bottlers of scale limit synergies and route-to-market benefits** ▪ **Dependent on counterparty and Cobalt cooperation**
Merge with Peer Bottler	*Increase scale through a merger with significant industry peer*	▪ Lack of merger partners of scale for consolidated Crystal in North America or Europe ▪ Cobalt unlikely to facilitate large-scale, multi-continent consolidation among bottlers	▪ **Few global alternatives available** ▪ **Unlikely to be actionable**
Sale of Crystal as a Whole	*Maintain status quo in hopes of a future offer from Cobalt*	▪ Low likelihood of non-Cobalt buyer ▪ Strategic, value and other obstacles to a Cobalt offer	▪ **Not likely to materialize in the foreseeable future**

Source: Based on discussions with Crystal management

Theoretical Sale of Crystal as a Whole

Analytical Framework

While not relevant to Greenhill's review of the Consideration offered in the Transaction, we have reviewed other potential strategic alternatives involving Crystal

In this context, Greenhill has reviewed issues that may impact the interest of Cobalt and others in acquiring Crystal, as well as the values associated with a theoretical sale of Crystal as a whole

- A number of the challenges associated with the status quo alternative, including the execution risks associated with operating in the North American market, could be remedied by a full combination and integration with Cobalt
  - A combination with Cobalt would enable the combined company to make value-maximizing decisions without having to address allocating benefits among multiple parties
  - Additionally, a sale of Crystal to Cobalt would represent a less complex alternative than a split-off transaction with Cobalt
- Greenhill considered the potential for a current or future offer by Cobalt to acquire the entirety of Crystal by reviewing the strategic and financial implications of such a transaction to Cobalt
  - Analyzed multiples paid in selected transactions and premia to market values from a range of prior transactions
  - Considered the implications of a later re-sale of European operations by Cobalt

Strategic Considerations

Cobalt as a Strategic Buyer

From a strategic perspective, Cobalt likely is interested in consolidating Crystal's North American operations for a period of time, while maintaining a franchise system globally

While Cobalt theoretically could acquire all of Crystal and subsequently divest its European operations, the transaction would be subject to significant potential value leakage

- Given the depth and complexity of the relationship between the parties, Cobalt is the only realistic potential acquirer of Crystal
  - No other strategic buyers of scale able to complete a potential acquisition
  - Financial buyers constrained by current capital market conditions (for a transaction of such a size)
- Although Cobalt has a history of acquiring bottlers worldwide, operational restructurings generally drive such acquisitions, with Cobalt subsequently divesting the bottling assets through sales to independent bottlers or other distributions
- While Crystal's North American operations are not suffering from severe underperformance, Cobalt has expressed an interest in acquiring the business in order to address strategic challenges in the market
  - Improves system-wide ability to capitalize on shifting consumer preferences
  - Facilitates more efficient routes-to-market
  - Ability to fully realize synergy opportunities, particularly in light of recent Pepsi system consolidations
- Cobalt has expressed no such interest in acquiring Crystal's European operations
  - No long-term strategic rationale for holding healthy European bottling assets; committed to the franchise model globally
  - Potential adverse tax effects limit Cobalt's ability to subsequently spin-off or sell Europe

Table of Contents

Implied Per Share Equity Reference Ranges

Summary

A review of selected U.S. M&A transactions indicates that the median premia paid generally range from 25%-35%

From a selected transactions perspective, the recent Pepsi transactions involve a range of multiples from 8.1x to 8.9x EBITDA, implying a per share equity reference range of $25.00 to $29.00 for Crystal

Implied Per Share Equity Reference Ranges



Current Price as of 2/17/10: $19.52
Implied Per Share Reference Range in Transaction: $29.27 - $32.91
Standalone
Change of Control
52-Week Trading Range
$9.70
$21.98
Analyst Price Target Range
$21.00
$27.00
Selected Companies
$18.00
$24.75
Discounted Cash Flow
$25.75
$32.25
Premiums Paid
$23.50
$28.75
Selected Transactions
$24.50
$29.50
Key:
PBG Agreement
PAS Agreement

	$5	$10	$15	$20	$25	$30	$35	$40
Implied Premium / (Discount)	*(74.4%)*	*(48.8%)*	*(23.2%)*	*2.5%*	*28.1%*	*53.7%*	*79.3%*	*104.9%*
Implied 2010E EV/EBITDA (IBES)	*4.0x*	*4.9x*	*5.8x*	*6.8x*	*7.7x*	*8.6x*	*9.6x*	*10.5x*
Implied 2010E EV/EBITDA (Management)	*3.9x*	*4.8x*	*5.7x*	*6.6x*	*7.5x*	*8.4x*	*9.3x*	*10.3x*
Implied 2010E P/E (IBES)	*2.8x*	*5.7x*	*8.5x*	*11.3x*	*14.2x*	*17.0x*	*19.8x*	*22.7x*
Implied 2010E P/E (Management)	*2.8x*	*5.7x*	*8.5x*	*11.3x*	*14.2x*	*17.0x*	*19.9x*	*22.7x*

Source: Management Plan, company filings, FactSet, Capital IQ, Bloomberg, Mergermarket

Notes: Current Crystal capital structure based on net debt and minority interest of $8,326 million, comprising $8,777 million of debt, $582 million of unfunded pensions, cash of $1,056 million and minority interest of $23 million at 12/31/09 per Crystal management. Per Management Plan, assumes fully-diluted shares outstanding of 509.9 million based on treasury method at price level as of 2/17/10. Discounted cash flow range assumes a terminal EBITDA multiple range of 7.0x-8.0x, a discount rate range of 6.5%-7.5% and a 30% tax rate

Implied Premium to Average Historical Prices

The implied value of the Consideration represents a significant premium to Crystal's historical trading levels

Implied Per Share Equity Reference Range in Transaction: $29.27 - $32.91

30-Day Avg. Price: $20.61

60-Day Avg. Price: $20.50

12-Month Avg. Price: $18.07

Midpoint of Implied Per Share Reference Range Premium to [1]	Premium
Current Price [2]	59.3%
30-Day Avg. Price	50.9%
60-Day Avg. Price	51.7%
12-Month Avg. Price	72.0%

Crystal Share Price – Last Five Years


Price
Volume
$45
$40
$35
$30
$25
$20
$15
$10
$5
30
25
20
15
10
5
0
2005
2006
2007
2008
2010
Crystal
Volume in Millions

Source: FactSet
Notes: (1) Midpoint of implied per share transaction reference range is $31.09
(2) Current price of $19.52 as of 2/17/10

Comparison of Crystal Standalone and NewCo

Per Share Equity Reference Ranges Implied by DCF

Based on the midpoints of the DCF per share equity reference ranges for both Crystal and NewCo, non-Cobalt shareholders would receive a ~$6.75 (or 23%) increase based on the range midpoints in implied value through the transaction

NewCo shareholders will continue to retain the value of future cash flows associated with NewCo in the proposed transaction

Comparison of Implied Per Share Equity Reference Ranges


$46
$40
$34
$28
$22
$32.25
$25.75
$38.00
$33.50
Crystal Standalone Discounted Cash Flow
NewCo Discounted Cash Flow (1)

Source: Management Plan, company filings, FactSet, Capital IQ, Bloomberg

Notes: Current Crystal capital structure based on net debt and minority interest of $8,326 million, comprising $8,777 million of debt, $582 million of unfunded pensions, cash of $1,056 million and minority interest of $23 million at 12/31/09 per Crystal management. NewCo capital structure based on net debt of $2,213 million, comprising $3,413 million of debt and cash of $1,200 million at 12/31/09 per Crystal management. Per Management Plan, assumes fully-diluted shares outstanding of 509.9 million for Crystal based on treasury method at price level as of 2/17/10. Assumes fully-diluted shares outstanding of 355.3 million for NewCo per Crystal management. Crystal standalone discounted cash flow analysis assumes a terminal EBITDA multiple range of 7.0x-8.0x, a discount rate range of 6.5%-7.5% and a 30% tax rate. NewCo discounted cash flow analysis assumes a terminal EBITDA multiple range of 7.5x-8.5x, a discount rate range of 7.5%-8.5% and a 30% tax rate

(1) Includes cash consideration